News Release

NYSE: WMB

Date:           Feb. 3, 2004

Williams Reports Year-End Proved Reserves of 2.7 Tcfe
Reserve Level Virtually Unchanged Despite 2003 Divestitures

     TULSA, Okla. – Williams (NYSE:WMB) announced today that its proved U.S. natural gas reserves at Dec. 31, 2003, were 2.7 trillion cubic feet equivalent vs. 2.8 Tcfe a year earlier. The change in reserves includes the effect of the company’s divestitures in 2003 of properties totaling 390 billion cubic feet equivalent of proved reserves.

     After adjusting for divested properties, Williams replaced its 2003 production of 175 Bcfe at a ratio of 254 percent. A reserves reconciliation follows the main text in this news release.

     “Our 2003 reserves-replacement performance re-affirms that we have retained a portfolio of world-class natural gas properties that leverage our expertise in tight-sands gas and coalbed methane,” said Ralph Hill, who leads Williams’ exploration and production business.

     Williams’ exploration and production business primarily develops natural gas reserves in the Piceance, San Juan, Powder River and Arkoma basins in the United States.

     Approximately 98 percent of Williams’ year-end 2003 U.S. proved reserves estimates were either audited by Netherland, Sewell & Associates, Inc., or, in the case of reserves estimates related to properties underlying the Williams Coal Seam Gas Royalty Trust (NYSE:WTU), were prepared by Miller and Lents, LTD.

     Williams also owns an approximately 69 percent interest in APCO Argentina (NASD:APAGF), a separately traded oil and gas company with properties in Argentina, and a 10 percent interest in the La Concepcion oil field in Venezuela.

     Williams plans to provide more 2003 operating statistics from its exploration and production business when the company announces year-end 2003 financial results on Feb. 19.

U.S. Proved Reserves Reconciliation
Figures in billion cubic feet equivalent of natural gas

Proved reserves Dec. 31, 2002	2,834
2003 divestitures	(390)
Production from divested properties	(11)

Proved reserves Dec. 31, 2002 from retained properties	2,433
Additions and acquisitions	445
Production from retained properties	(175)

Proved reserves Dec. 31, 2003	2,703

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932

Travis Campbell Williams (investor relations) (918) 573-2944

Richard George Williams (investor relations) (918) 573-3679

Courtney Baugher Williams (investor relations) (918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.